EX-99.1

Contacts:
Elise Caffrey	Charlie Vaida
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3182
ecaffrey@irobot.com	cvaida@irobot.com

iRobot Announces Sale of Defense & Security Business to Arlington
Capital Partners
Company reaffirms Q4 and FY 2015 expectations; expects results at high end
Expands share repurchase program to $100 million

BEDFORD, Mass., February 4, 2016 - iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today announced that it has signed a definitive agreement to sell its Defense and Security business to Arlington Capital Partners for up to $45 million in total consideration, including a contingent payment based on achieving certain milestones. This transaction enables iRobot to solidify its position as the leader in diversified Home Robots and focus on technologies for the connected home.

“In the spring of 2014, we engaged Blackstone Advisory Partners LP, now known as PJT Partners, to review strategic alternatives for our Defense and Security business,” commented Colin Angle, iRobot chairman and chief executive officer. “After a thorough and deliberate process, we’ve concluded the sale of the business to Arlington Capital Partners will maximize shareholder value by allowing us to focus on our much larger Home segment.”

The transaction is expected to close in the next few months. The anticipated financial impact of the divestiture, including one-time costs, will be disclosed in iRobot’s fourth-quarter and full-year earnings press release and investor call on February 10 and 11, 2016.

2015 Financial Performance

The company has reaffirmed its fourth quarter and full-year 2015 earnings guidance provided on October 20, 2015, and expects fourth-quarter and full-year 2015 results to be at the high end of the range, following a successful holiday season for the new Roomba 980 Series robot. “Sell through across iRobot’s Roomba family was greater than we had anticipated in the U.S. despite reported weakness in general retail. Likewise, demand in China was very strong throughout the fourth quarter,” said Angle.

“iRobot sees significant growth opportunities in the consumer robotic technology market, particularly in light of the successful Roomba 980 launch and the potential presented by the connected smart home. With 14 million robots in people’s homes today and the leading market share within the robotic floor care segment, iRobot has revolutionized the way people clean. The divestiture of the Defense & Security business will allow us to focus on the Home Robots business, bring new products to market, continue our expansion in China and build upon successful new marketing campaigns. We are confident that our strategy of focusing on the home will position iRobot for continued growth and success.”

Expanded Buyback Program

Additionally, the iRobot Board of Directors announced that it will expand its current share repurchase initiative by $65 million, including the expected proceeds from the transaction, bringing the total 2016 program to more than $100 million. “We continue our balanced capital allocation practices by returning excess capital to shareholders while maintaining sufficient cash for continued investment in the Home Robot business growth,” commented Angle. More information about the expanded repurchase program will also be provided in iRobot’s fourth-quarter and full-year earnings press release and investor call.

Conference Call
iRobot will host a conference call today at 8:30 a.m. ET to discuss the sale: Pertinent details include:

Date:	February 4, 2016
Time:	8:30 a.m. ET
Call-In Number:	847-585-4405
Passcode:	41805399

A live, audio broadcast of the conference call will also be available at http://investors.irobot.com/phoenix.zhtml?p=irol-eventDetails&c=193096&eventID=5216786. An archived version of the broadcast will be available on the same website shortly after the conclusion of the live event. A replay of the telephone conference call will be available through February 11, and can be accessed by dialing 630-652-3042, passcode 41805399#.

About iRobot Corp.
iRobot designs and builds robots that empower people to do more. The company's home robots help people find smarter ways to clean and accomplish more in their daily lives. Its remote presence robots enable virtual presence from anywhere in the world. iRobot’s portfolio of solutions feature proprietary technologies for the connected home and advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, the compensation for the divestiture of the Company’s Defense & Security business unit, the Company’s expectations regarding future financial performance of our business and anticipated revenue and earnings per share for the fourth quarter ending January 2, 2016 and for fiscal year 2015, and iRobot Corporation’s expectations concerning management's plans, objectives and strategies, including the intention to increase the Company’s share repurchase program. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corporation undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corporation, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.